RUBY CREEK RESOURCES

750 3rd Ave., 11th Floor
New York, NY USA 10017

6th Floor, Amani Place, Ohio St.
Dar es Salaam, Tanzania

Investor Relations Contact:
Porter, LeVay & Rose, Inc.
Michael Porter, President
212-564-4700

www.rubycreekresources.com

RUBY CREEK ACQUIRES THE EXCLUSIVE MINERAL AND MINING RIGHTS OF THE ENTIRE MKUVIA GOLD PROJECT FROM DOUGLAS LAKE IN TRANSACTION VALUED AT $6 MILLION

-- Now has Rights to 380 Square Kilometer Area in one of Tanzania's Largest Alluvial Goldfields --

NEW YORK, NY, June 16, 2010 -- Ruby Creek Resources, Inc. ("Ruby Creek") (OTCBB: RBYC), an exploration and mining company with operations in Tanzania, announces the acquisition of the exclusive mineral and mining rights to 255 square kilometers of the Mkuvia Gold Project in Tanzania from Douglas Lake Minerals Inc ("Douglas Lake"). As a result of this Agreement, valued at $6 million, Ruby Creek now controls the exclusive mineral and mining rights to the entire 380 square kilometers of the Mkuvia Gold Project. Ruby Creek Resources is operating the Mkuvia Gold Project through Ruby Creek Resources (Tanzania) Limited, its 70%-owned joint venture.

Prior to this transaction, the Ruby Creek (Tanzania) joint venture owned the mineral and mining rights to 125 sq km of the Mkuvia Gold Project. Ruby Creek (Tanzania) is owned 70% by Ruby Creek Resources, Inc., 25% by Douglas Lake Minerals Inc. and 5% by Mr. Mkuvia Maita, the original Prospecting License holder.

The Mkuvia Gold Project is located in the Liwale and Nachingwea Districts, Lindi Region of the United Republic of Tanzania. The Project is the subject of a report titled the "Technical & Resource Report on the Mkuvia Gold Project", prepared by Laurence Stephenson, P.Eng. of British Columbia, Canada and Ross McMaster, MAusIMM of Queensland, Australia. Mr. Stephenson and Mr. McMaster are independent and Qualified Persons ("Q.P.s") in accordance with JORC and NI 43-101.

This new Purchase Agreement is in addition to the Purchase Agreement signed by the two Companies in November 2009. In that Agreement, Ruby Creek acquired the mineral and mining rights for a 125 square km portion of the 380 sq km of the Mkuvia Gold Project for a series of payments totaling $3 million. Ruby Creek closed on that Agreement in March 2010, following the completion of its due diligence, (see Ruby Creek News Release dated November 9, 2009 and related SEC filings).

As per the terms of the new Purchase Agreement, Ruby Creek has acquired the remaining mineral and mining rights of the 255 square kilometers of the Mkuvia Gold Project from Douglas Lake, extending its control of the Project to all 380 square kilometers. In exchange for these remaining exclusive mineral and mining rights, Ruby Creek will pay Douglas Lake $6 million over a three-year period in a combination of cash and restricted shares. This new Purchase Agreement more than triples the size of Ruby Creek's gold mining rights.

Upon the satisfaction of certain conditions, Ruby Creek will issue to Douglas Lake 4 million restricted shares of Ruby Creek's common stock. The agreed upon value assigned to the restricted shares is $0.80 per share, totaling $3.2 million toward the purchase price of $6 million. Ruby Creek will pay the remaining $2.8 in million cash over a three-year period ending June 1, 2013, and has the option of satisfying the final $1 million payment due on June 1, 2013, by issuing restricted shares of its common stock based upon the Volume Weighted Average Price ("VWAP") for the 20 days immediately preceding the payment date. Scheduled cash payments can be accelerated in the event of future equity financing or obtaining additional mining licenses.

750 3rd Ave., 11th Floor
New York, NY USA 10017

6th Floor, Amani Place, Ohio St.
Dar es Salaam, Tanzania

Investor Relations Contact:
Porter, LeVay & Rose, Inc.
Michael Porter, President
212-564-4700

www.rubycreekresources.com

The complete terms of the Agreement are included in Ruby Creek's 8-K filing of June 16, 2010 with the Securities and Exchange Commission.

Under the new Purchase Agreement, Ruby Creek has the option to increase its interest from the current 70% to 75% of the Project by making an additional $1 million payment to Douglas Lake. Ruby Creek also has the same right under the original November 2009 Purchase Agreement to increase its interest from 70% to 75% with respect to the initial 125 sq km for further additional payment of $1,000,000. Therefore, in total with respect to the entire 380 sq km of the Project, Ruby Creek has the option to increase its interest from 70% to 75% for $2,000,000.

Robert Slavik, President and CEO of Ruby Creek Resources, Inc. and Managing Director of Ruby Creek Resources (Tanzania) Limited, said, "The acquisition of the remaining mineral and mining rights of the Mkuvia Gold Project puts us in an excellent position to implement our strategy of developing large scale production in one of the largest alluvial goldfields in Tanzania. And now with having just received our Registration from the Ministry of Energy and Minerals, we are proceeding with our next filings for governmental approvals and permits including the environmental and mining licenses to allow us to commence full-scale mining operations. In the meantime, we are continuing our talks and meetings with equipment suppliers, logistics firms, security firms and aviation companies. We intend to test several alluvial mining processes and expect to commence test mining operations as soon as the first set of equipment arrives onsite which we anticipate will be near the end of July."

Mr. Slavik concluded, "I am very happy with our progress this past year. Since June 2009, we have strengthened our management team, we acquired the Mkuvia 125 sq km mining rights, and now with obtaining the exclusive rights to the entire Mkuvia Gold Project, I am very excited about our next 12 months and the prospects of Ruby Creek Tanzania and the Mkuvia."

Ruby Creek will be hosting a conference call and will be inviting its shareholders and investors to participate. Details will follow.

Signed
"Robert Slavik"
Robert Slavik
President, Ruby Creek Resources, Inc.

About Ruby Creek Resources, Inc.
Ruby Creek Resources, Inc. (www.rubycreekresources.com) is an exploration and mining company. Ruby Creek has formed a joint venture to develop and mine the Mkuvia Gold Project in Tanzania. Ruby Creek is establishing infrastructure in support of the full development and commencement of operations on the Project.

Forward-Looking Statements
This news release may include certain "Forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act, as amended. All statements, other than statements of historical fact, included in this release are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. This notice expressly qualifies all forward-looking statements in this release. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward- looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors, which may be identified, from time to time in the Company's public announcements.